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                                                                    EXHIBIT 99.4

FOR IMMEDIATE RELEASE
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MEDIA CONTACTS:
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Kim Shepherd or Tim Ryan
The Dilenschneider Group, Inc.
312/553-0700
kshepherd@dgi-chicago.com
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tryan@dgi-chicago.com
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                    E*TRADE ANNOUNCES $400 MILLION STRATEGIC
                            INVESTMENT FROM SOFTBANK

                         MAJOR INTERNET COMPANY TAKES
                   MINORITY STAKE IN ONLINE INVESTING LEADER


     PALO ALTO, Calif., July 10, 1998 -- E*TRADE Group, Inc., (Nasdaq: EGRP) a leading, branded popular destination Web site for online investing services, today announced it has reached an agreement with SOFTBANK CORP. (TSE:9984), the largest software distributor in Japan and one of the world's most dominant Internet players, whereby SOFTBANK will invest $400 million to acquire 15.6 million new shares, representing approximately 27.2 percent ownership interest in the online investing services leader. The purchase price is $25.56 per share.

     SOFTBANK's minority interest in E*TRADE will add to its holdings in other leading Internet brands: a 31 percent stake in Yahoo!, a 35 percent stake in GeoCities, and a 71 percent stake in Ziff-Davis, the company behind the ZDNet Web site.

     "We are pleased and excited about this enormous vote of confidence in E*TRADE as a leading Internet brand and in our strategy to build the premier online investing destination site and global financial services hub on the Web," said Christos M. Cotsakos, President and Chief Executive Officer of E*TRADE Group, Inc. "We are proud to join the other superstar brands on the Internet in this association with SOFTBANK. This agreement further strengthens our balance sheet and ensures we are one of the best capitalized online investing companies, with the financial strength to pursue our growth strategy."

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E*TRADE ANNOUNCES INVESTMENT/PAGE 2

     "We believe that online investing is going to be one of the highest growth business segments of the next decade," said Masayoshi Son, the President and Chief Executive Officer of SOFTBANK CORP., who will be joining the E*TRADE Board
of Directors.   "Over the last several years we have built a strong relationship with E*TRADE, initially through our early venture capital investment and then later in the development of a Japanese and Korean joint venture. This current investment reflects our belief in E*TRADE's ability to become the pre-eminent, global provider of online investment services. It also reflects our trust in the Company's management and our commitment to its long-term leadership position."

     "In connection with the agreement, E*TRADE plans to negotiate and enter into marketing alliances with our new sister companies in the SOFTBANK Internet portfolio that have the potential to bring us hundreds of thousands of new accounts," said Cotsakos. "Details of these alliances will be announced as they become final. We also plan to pursue an exciting cross fertilization of technology, tools, and content among the various SOFTBANK companies," he added.

     E*TRADE plans to use a significant portion of the new capital for selective acquisitions that complement the company's growth objectives. Some of the funds will also be used to aggressively promote its new E*TRADE destination Web site through advertising and enhanced customer acquisition vehicles including the most popular, consumer online distribution channels. Finally, funds will also be allocated to accelerate infrastructure development, including enhancing E*TRADE's proprietary stateless architecture and building a state-of-the-art global network with strategically located international hubs.

                                    - more-
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E*TRADE ANNOUNCES INVESTMENT/PAGE 3

     Today's agreement includes a standstill provision under which SOFTBANK will not acquire additional E*TRADE shares for a period of five years and an agreement under which SOFTBANK will hold its shares for a minimum of two years. The agreement is subject to customary requirements for regulatory approval.

ABOUT SOFTBANK

     SOFTBANK CORP. is a leading provider of information and distribution services for the digital information industry. In Japan, SOFTBANK is the largest distributor of software and computer technology publications. In the U.S., SOFTBANK owns approximately 72 percent of Ziff-Davis Inc. (NYSE: ZD), 29 percent of Yahoo! Inc. (Nasdaq: YHOO) and 80 percent of Kingston Technology Company.

ABOUT E*TRADE

     A leading branded provider of online investing services, E*TRADE has established a popular destination Web site for self-directed investors. The company offers independent investors the convenience and control of automated stock, options, and mutual funds order placement at low commission rates, along with a suite of value-added products and services that can be personalized, including portfolio tracking, Java-based charting and quote applications, real-time market commentary and analysis, news, and other information services.

     Customers can access E*TRADE at http://www.etrade.com on the Internet as well as through WebTV; via Prodigy; via AT&T Worldnet; via Microsoft Investor; by GO ETRADE on CompuServe; with the keyword ETRADE on America Online; via personal digital assistant; and via the TELE*MASTER interactive telephone system. E*TRADE Securities, Inc., and its parent company E*TRADE Group, Inc., are headquartered in Palo Alto, California.

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E*TRADE ANNOUNCES INVESTMENT/PAGE 4

     E*TRADE is a registered trademark of the Company. TELE*MASTER is a trademark of E*TRADE Securities, Inc. All other trademarks are properties of their respective owners. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures, system failures, economic and political conditions, changes in consumer behavior, and the introduction of competing products having technological and/or other advantages. Further information about these matters can be found in the information included in the annual report filed by the Company with the SEC on Form 10-K and quarterly reports on Form 10-Q.

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